EX-99.1 2 dex991.htm PRESS RELEASE
Exhibit 99.1

Federal-Mogul Reports Solid 2008 Sales and Financial Performance
With Strong Cash Generation Despite Q4 Market Downturn
Company Realizes Benefits of Moving Rapidly to Off-set Impact of Global Market
Decline in Fourth Quarter
Southfield, Michigan, February 24, 2009. . . Federal-Mogul Corporation (NASDAQ: FDML) today reported full year 2008 sales of $6.9 billion, in line with 2007, despite a drop in sales of $430 million in the fourth quarter of 2008 versus the prior year due to an unprecedented decline in the automotive market. The company implemented aggressive global restructuring and cost reductions which helped off-set the impact of the sales decline in the fourth quarter.
“Federal-Mogul’s sales and operating performance in the first three quarters of the year, combined with actions to manage the impact of the global market downturn, resulted in solid sales, annual gross margin and operational EBITDA, coupled with strong cash flow in the fourth quarter and for the full year,” said José Maria Alapont, President and CEO.

Financial Summary (in $millions)	Three Months Ended		12 Months Ended
	December 31		December 31
	2008	2007	2008	2007
Net sales	$1,319	$1,749	$6,866	$6,914
Gross margin	183	275	1,124	1,185
Adjusted gross margin *	183	275	1,192	1,185
Selling, general and administrative expenses	161	201	774	828
Impairment charges	451	54	451	61
Restructuring charges	118	9	132	48
Bankruptcy emergence gains *	0	1,717	0	1,717
Net (loss) / income	(530)	1,390	(468)	1,413
Adjusted net (loss) / income *	(24)	11	113	75
Operational EBITDA *	114	186	754	763
Cash flow *	180	(193)	321	(228)
*	all non-GAAP measures explained on page 5

The company recorded year-over-year cumulative sales growth of 7 percent in the first three quarters of 2008 versus the same period in 2007. Federal-Mogul experienced the impact of a significant drop in sales during the fourth quarter and finished the year with sales of $6.9 billion, as in 2007. The company’s diverse customer and geographic base resulted in over 60% of sales from outside the United States, with no single customer accounting for more than 6% of total sales. Federal-Mogul recorded sales in Q4 2008 of $1.3 billion, a 25 percent reduction versus $1.7 billion for the same quarter of 2007.

“We have experienced an unprecedented global automotive market decline. Federal-Mogul is facing the challenge of crossing the desert of this downturn with efficient action plans, urgency, strength and relentless execution,” said Alapont.

“Federal-Mogul implemented numerous measures to reduce both variable and fixed costs in order to off-set the anticipated sales decline during the fourth quarter. We have implemented a variable cost company strategy where our global sites have eliminated premium shifts, modified shift patterns, established short work week schedules and reduced headcount. These measures drove a 23 percent reduction in total operating costs during the quarter. This global effort to make Federal-Mogul’s cost base vary in line with sales fluctuations limited the impact of this major downturn and helped the company to report solid sales, financial performance and cash generation in 2008.”

“We are facing the challenge of the difficult market downturn and we expect to become leaner, stronger and more competitive after successfully crossing the desert,” he continued.

Federal-Mogul during the second half of 2008 announced restructuring actions designed to adjust global capacity and company infrastructure in line with reductions in current market demand. The restructuring will include the closure of manufacturing plants and distribution centers, flexing global capacity, along with actions to streamline support staffs and is expected to reduce company headcount by approximately 26 percent in comparison to the July 31, 2008 level.

Gross margin for 2008 was $1.12 billion, or 16.4 percent of sales, as compared to $1.18 billion, or 17.1 percent of sales, for 2007. Adjusting for the first quarter fresh start reporting inventory adjustment of $68 million, gross margin rose slightly. The rapidly implemented cost reduction initiatives in the fourth quarter allowed Federal-Mogul to report a gross margin of $183 million or 13.9 percent of sales, compared to $275 million or 15.7 percent of sales in 2007.

SG&A expenses were reduced to 11.3 percent of sales, or $774 million, for 2008, compared to 12 percent of sales, or $828 million in 2007, demonstrating the company’s ongoing efforts to streamline global support activities. The company realized a reduction in SG&A expense of $40 million in the fourth quarter due to its global restructuring plan and other cost reduction initiatives.

Operational EBITDA* was $754 million or 11.0 percent of sales in 2008, compared to $763 million, also 11.0 percent of sales in 2007. Operational EBITDA* in Q4 2008 was $114 million, or 8.7 percent of sales, compared to $186 million, or 10.5 percent of sales during the same period in 2007.

The company reported for the full year a net loss of $468 million compared to net income of $1.4 billion in 2007 however net income during both periods contains significant one-time items that are not indicative of the ongoing results of the company. During 2008, the company recorded a restructuring charge of $132 million relating to severance payments and other restructuring actions as part of previously announced global restructuring plans. The company recorded impairment charges during the fourth quarter of $451 million, primarily on intangible assets, associated with the market downturn. These non-cash impairment charges negatively impact 2008 net income, but does not impact the ongoing operating results of the business. The $1.7 billion bankruptcy emergence gains* recognized in 2007 are due to a favorable one-time gain on settlement of liabilities and fresh start reporting adjustments required as a result of the company’s emergence from Chapter 11.

When adjusting net income for the items described above, the company realized an adjusted net income of $113 million in 2008 versus an adjusted net income of $75 million in 2007 on consistent sales levels. The company in Q4, 2008 realized an adjusted net loss of $24 million, compared to an adjusted net income of $11 million in 2007.

The company reported positive cash flow* of $321 million for 2008, which compares favorably to negative cash flow* of $228 million for 2007. The company recorded positive cash flow* of $180 million in the fourth quarter of 2008, which compares favorably to a negative cash flow* of $193 million during the same period in 2007.

Federal-Mogul is also consolidating the company’s business unit segments in 2009. The move is designed to better align the company’s business structure with customers and markets served and will further reduce overhead and balance the company’s support staffs to current revenue expectations. The product lines in the Automotive Products unit will be integrated into the company’s other business segments. Federal-Mogul will report in 2009 company operating results of four business segments: Powertrain Energy, Powertrain Sealing and Bearings, Vehicle Safety & Protection and Global Aftermarket.

“Federal-Mogul continues its drive for sustainable global profitable growth. We are focused on the long-term and expect that the current downturn will result in consolidation opportunities. Our more than $1.3 billion of available liquidity and the flexible terms of our long-term debt will provide the resources to make acquisitions to enhance our original equipment and aftermarket businesses,” said Alapont.

“We have a globally diverse, industry leading OE activity and a strong aftermarket business with widely recognized brands and a strong global distribution network. Current financial and automotive market dynamics are increasing the average age of vehicles on the road and increasing repair activity. We believe Federal-Mogul is well positioned to take advantage of these market trends.

“Federal-Mogul is adapting to successfully compete in difficult market conditions. We believe our proactive restructuring and consistent implementation of our plans will allow us to prepare the company for growth as consumers regain confidence and vehicle demand increases.

“We are ready to support OE and aftermarket customer requirements; developing leading technology and innovation to facilitate improved fuel economy, reduced emissions, the migration to alternative energies and the requirement for safer vehicle performance. Finally, we continue to expand our presence with customers in the industrial, energy and transport markets which today account for about 10 percent of sales. We believe there is further opportunity to apply our technologies to capitalize on growth with these important customers.

“Federal-Mogul’s 2008 results demonstrate our strong foundation and ability to respond to the difficult environment in the automotive industry. We remain committed to our Sustainable Global Profitable Growth strategy and have reinforced it with proactive restructuring to adapt to the current market downturn to gain market share through leading technology and innovation,” said Alapont.

*	Explanation of non-GAAP measures

Adjusted gross margin is equal to reported gross margin excluding the one-time, non-cash charge of $68 million recorded in the first quarter of 2008 that resulted from the fresh-start reporting valuation of inventory on emergence from Chapter 11. Management believes that excluding this charge from gross margin provides information most comparable to the prior year.

Bankruptcy emergence gain is defined as the aggregate of the gain on settlement of liabilities subject to compromise and fresh start reporting adjustments resulting from the company’s emergence from Chapter 11 in the United States.

Adjusted net income is equal to reported net income excluding the impact on gross margin of the fresh- start reporting inventory adjustment, restructuring charges, impairment charges, and the bankruptcy emergence gain, along with the associated tax impacts as shown in the attached reconciliation of non-GAAP financial measures. Management believes that excluding these items from net (loss)/income provides information useful in comparing operational earnings between the current and prior year.

Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 related reorganization expenses, Chapter 11 emergence activity, gains or losses on the sales of businesses, and the impact on gross margin of the fresh-start reporting valuation of inventory as described in the attached reconciliation of non-GAAP financial measures. Management believes that Operational EBITDA most closely approximates the cash flow associated with the operational earnings of the Company and uses Operational EBITDA to measure the performance of its operations.

Cash flow is equal to net cash provided by operating activities less net cash used by investing activities as described in the attached statement of cash flows.

About Federal-Mogul
Federal-Mogul Corporation is a leading global supplier of powertrain and safety technologies, serving the world’s foremost original equipment manufacturers of automotive, light commercial, heavy-duty and off-highway vehicles, as well as in power generation, aerospace, marine, rail, industrial, and the worldwide aftermarket. The company’s leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost.

Federal-Mogul is focused on its sustainable global profitable growth strategy, creating value and satisfaction for its customers, shareholders and employees. Federal-Mogul was founded in Detroit in 1899. The company is headquartered in Southfield, Michigan, and employs nearly 43,000 people in 35 countries. Visit the company’s Web site at www.federalmogul.com.
Forward-Looking Statements
Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

CONTACT: Paula Silver – 248-354-4530 or Jennifer Rass – 248-354-7502
# # #

FEDERAL - MOGUL CORPORATION
STATEMENTS OF OPERATIONS
(Millions of Dollars, Except Per Share Data)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007

Net sales	$1,319.2	$1,748.5	$6,865.6	$6,913.9
Cost of products sold	(1,136.4)	(1,473.6)	(5,741.9)	(5,729.3)

Gross margin	182.8	274.9	1,123.7	1,184.6

Selling, general and administrative expenses	(161.3)	(200.9)	(774.1)	(828.2)
Adjustment of assets to fair value	(451.3)	(54.3)	(451.3)	(61.3)
Interest expense, net	(43.0)	(47.3)	(180.2)	(199.1)
Amortization expense	(19.0)	(4.8)	(75.7)	(18.9)
Chapter 11 and U.K. Administration related reorganization expenses, net	(1.9)	(24.2)	(17.1)	(80.7)
Equity earnings of unconsolidated affiliates	3.1	10.3	23.7	37.9
Restructuring expense, net	(118.1)	(8.7)	(132.1)	(48.1)
Gain on settlement of liabilities subject to compromise	–	760.7	–	760.7
Fresh-start reporting adjustments	–	956.3	–	956.3
Other income, net	26.1	14.1	33.9	40.9

(Loss) income before income tax expense	(582.6)	1,676.1	(449.2)	1,744.1
Income tax benefit (expense)	53.0	(285.9)	(18.7)	(331.8)

Net (loss) income	$(529.6)	$1,390.2	$(467.9)	$1,412.3

(Loss) income per common share:

Basic	$(5.35)	$15.46	$(4.69)	$15.74

Diluted	$(5.35)	$15.23	$(4.69)	$15.46

Basic shares outstanding (in millions)	98.9	89.9	99.7	89.7
Diluted shares outstanding (in millions)	99.3	91.3	100.0	91.3

FEDERAL - MOGUL CORPORATION
BALANCE SHEETS
(Millions of Dollars)

	Successor Company
	December 31 2008	December 31 2007
Current assets:
Cash and equivalents	$888.2	$425.4
Accounts receivable, net	938.7	1,095.9
Inventories, net	893.7	1,074.3
Prepaid expenses and other current assets	267.4	526.4

Total current assets	2,988.0	3,122.0

Property, plant and equipment, net	1,910.6	2,061.8
Goodwill and other indefinite-lived intangible assets	1,430.4	1,852.0
Definite-lived intangible assets, net	563.9	310.0
Other noncurrent assets	342.7	520.5

	$7,235.6	$7,866.3

Current liabilities:
Short-term debt, including current portion of long-term debt	$101.7	$117.8
Accounts payable	622.5	726.6
Accrued liabilities	483.1	496.0
Current portion of postemployment benefit liability	61.0	61.2
Other current liabilities	173.8	167.3

Total current liabilities	1,442.1	1,568.9

Long-term debt	2,768.0	2,517.6
Postemployment benefits	1,240.1	936.9
Long-term portion of deferred income taxes	553.4	331.4
Other accrued liabilities	235.9	300.3

Minority interest in consolidated subsidiaries	45.0	87.5

Shareholders’ equity:
Common stock	1.0	1.0
Additional paid-in capital, including warrants	2,122.7	2,122.7
Accumulated deficit	(467.9)	–
Accumulated other comprehensive loss	(688.0)	–
Treasury stock, at cost	(16.7)	–

Total shareholders’ equity	951.1	2,123.7

	$7,235.6	$7,866.3

FEDERAL - MOGUL CORPORATION
STATEMENTS OF CASHFLOWS
(Millions of Dollars)

	Successor Company	Predecessor Company
	Year Ended December 31
	2008	2007
Cash provided from (used by) operating activities
Net (loss) income	$(467.9)	$1,412.3
Adjustments to reconcile net (loss) income to net cash provided from (used by) operating activities:
Depreciation and amortization	349.5	353.7
Gain on settlement of liabilities subject to compromise	–	(760.7)
Fresh-start reporting adjustments	–	(956.3)
Payments from (to) U.S. Asbestos Trust	225.0	(140.0)
Payments of interest on pre-petition debt and notes	–	(132.3)
Payments to settle non-debt liabilities subject to compromise	(22.9)	(44.0)
Chapter 11 and U.K. Administration related reorganization expenses	17.1	80.7
Payments for Chapter 11 and U.K. Administration related reorganization expenses	(47.9)	(74.8)
Adjustment of assets to fair value	451.3	61.3
Restructuring charges, net	132.1	48.1
Payments against restructuring reserves	(40.4)	(66.7)
Gain on involuntary conversion	(12.2)	–
Insurance proceeds from involuntary conversion, excluding capital	24.0	–
Gain on sale of assets and businesses	–	(8.2)
Change in postemployment benefits, including pensions	(10.8)	78.6
Changes in deferred taxes	48.8	260.0
Changes in operating assets and liabilities:
Accounts receivable	89.5	(46.6)
Inventories	121.6	14.8
Accounts payable	(61.3)	123.6
Other assets and liabilities	(168.1)	(169.0)

Net cash provided from operating activities	627.4	34.5

Cash provided from (used by) investing activities
Expenditures for property, plant and equipment	(319.8)	(309.5)
Net proceeds from the sale of property, plant and equipment	12.5	25.8
Insurance proceeds from involuntary conversion of capital	6.0	–
Net proceeds from sale of business	–	14.0
Proceeds from sale of investments	–	13.8
Payments to acquire business	(4.7)	(6.8)

Net cash used by investing activities	(306.0)	(262.7)

Cash provided from (used by) financing activities
Proceeds from issuance of emergence debt	2,082.0	2,668.8
Repayment of Tranche A, Revolver and PIK Notes	(1,790.8)	–
Payments to Predecessor Company lenders	–	(2,700.7)
Proceeds from borrowings on DIP credit facility	–	669.4
Principal payments on DIP credit facility	–	(360.4)
Increase (decrease) in short-term debt	(29.5)	65.7
Decrease in long-term debt	(40.6)	(15.0)
Treasury stock purchase	(16.7)	–
Net payments from factoring arrangements	(7.1)	(43.0)
Debt refinance fees	(0.8)	–
Debt issuance fees	–	(19.8)

Net cash provided from financing activities	196.5	265.0

Effect of foreign currency exchange rate fluctuations on cash	(55.1)	29.3

Increase in cash and equivalents	462.8	66.1

Cash and equivalents at beginning of year	425.4	359.3

Cash and equivalents at end of year	$888.2	$425.4

FEDERAL - MOGUL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Millions of Dollars)
(Unaudited)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
Gross margin as reported	$182.8	$274.9	$1,123.7	$1,184.6
Adjustment to exclude impact of fresh-start valuation of inventory	–	–	68.2	–

Adjusted gross margin	$182.8	$274.9	$1,191.9	$1,184.6

Net (loss) income	$(529.6)	$1,390.2	$(467.9)	$1,412.3
Adjustment to exclude impact of fresh-start valuation of inventory	–	–	68.2	–
Gain on emergence from Chapter 11		(1,717.0)*		(1,717.0)*
Adjustment of assets to fair value	451.3	54.3	451.3	61.3
Restructuring expense, net	118.1	8.7	132.1	48.1
Income tax (benefit) expense on adjustments	(64.0)	275.1	(71.0)	270.1

Adjusted net (loss) income	$(24.2)	$11.3	$112.7	$74.8

(Loss) income before income taxes	$(582.6)	$1,676.1	$(449.2)	$1,744.1
Depreciation and amortization	83.7	89.3	349.5	353.7
Chapter 11 and U.K. Administration related reorganization expenses	1.9	24.2	17.1	80.7
Gain on emergence from Chapter 11	–	(1,717.0)*	–	(1,717.0)*
Interest expense, net	43.0	47.3	180.2	199.1
Adjustment of assets to fair value	451.3	54.3	451.3	61.3
Restructuring expense, net	118.1	8.7	132.1	48.1
Gain on sale of business / divestiture	–	3.7	–	(8.2)
Fresh-start inventory adjustment	–	–	68.2	–
Other	(1.6)	(0.9)	4.5	1.4

Operational EBITDA	$113.8	$185.7	$753.7	$763.2

Cash provided from (used by) operating activities	$252.1	$(103.5)	$627.4	$34.5
Cash used by investing activities	(72.0)	(89.4)	(306.0)	(262.7)

Cash flow	$180.1	$(192.9)	$321.4	$(228.2)

*	Combination of “Gain on liabilities subject to compromise” and “Fresh-Start reporting adjustments” as reflected on the Statements of Operations.
Management believes that excluding the non-recurring, non-cash impact of fresh-start valuation of inventory from gross margin and net income provides information most comparable to that of the prior year.
Management believes that Operational EBITDA most closely approximates the cash flow associated with the operational earnings of the Company and uses Operational EBITDA to measure the performance of its operations. Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 related reorganization expenses, Chapter 11 emergence activity, gains or losses on the sales of businesses, and the impact on gross margin of the fresh-start reporting valuation of inventory.